Exhibit 10.12

COLLEXIS SUPPORT & MAINTENANCE AGREEMENT

The undersigned:

Collexis, Inc. a company duly incorporated under the US laws and having its office at Five Concourse Parkway, Suite 3000, Atlanta GA 30328, hereinafter referred to as “Collexis”, represented by Mr. Bill Kirkland, its CEO;

and

The National Institutes of Health, including all Institutes and Centers, hereinafter referred to as “Customer”, represented by Ms. Karen Riggs, its Contracting Officer.

Whereas:

•	Collexis has licensed Collexis Software to Customer;

•	Customer wishes to receive Support services on the Collexis Software;

Have agreed as follows:

1.	Definitions

The definitions in the Agreement are used in accordance with the definitions as mentioned in Article 1 of the Standard Terms and Conditions of Collexis set out in Appendix “Standard Terms and Conditions”.

Additionally, in this Agreement, except where the context requires otherwise, the following words and expressions shall have the following meaning:

Agreement:	This Support and Maintenance Agreement.

Support:	First Line Support and Second Line Support for Collexis Software.

Support & Maintenance Fees:	The support & maintenance fees as stated in Appendix “Special Conditions and License Fees” to the Collexis License Agreement.

2.	Collexis Obligations

2.1
Collexis will provide Customer with Support on the Collexis Software licensed under the Collexis License Agreement during working days between 8:30 am and 5:00 pm, Eastern Standard Time or Eastern Daylight Savings time whichever is applicable - in consideration for the Support and Maintenance Fees paid by Customer.

2.2
Collexis will provide Support on the latest and the immediately preceding Version of the Collexis Software offered by Collexis to Customer. Support for Third Party Software used as part of the Collexis Software in some cases is handled by Collexis and in others is handled by the Third Party Software vendor. Collexis will inform Customer if Customer must contact Third Party Software vendor directly. Collexis will not Support Customer modifications. Further, Collexis cannot provide Support for Customer changes to Category Definitions, Fingerprints, Thesaurus or Bespoke Software without the ability to inspect and access and manipulate the same. Customer acknowledges that failure to make Fingerprints, Category Definitions, Thesaurus or Bespoke Software accessible to Collexis as necessary for Support activities will impair diagnosis and correction of Errors and limit or prevent Collexis from creating a Workaround or fix regardless of the severity of the Error. Collexis shall be held harmless in the event that it is unable to diagnose and correct an Error due to failure of Customer to make necessary Fingerprint(s), Category Definitions, Thesaurus or Bespoke Software accessible to Collexis.

2.3
In the event that Collexis releases an Update, Release or Version, Collexis will provide Customer with written notice if it in a timely manner. On request, Collexis will provide Customer with such Update, Release or Version at no additional cost to Customer, taking into account Article 6.1(a).

2.4	Collexis will release a maximum of one new Version annually. Customer is not obliged to install such a new Version, taking into account the above in Article 2.2 or below in Article 3.3.

3.	Customer Obligations

3.1	Customer will make two Support Employees available. The Customer may designate more support employees as back up to the primary support employees.

3.2	Customer will make sure that Support Employees are trained sufficiently to understand how to operate the Collexis Software.

3.3
If Customer opts to receive a new Version of the Collexis Software, it shall be installed in a timely manner. Customer will install new Updates within two (2) months of its receipt from Collexis and will install new Releases within four (4) months of their receipt from Collexis. Customer acknowledges that delay or failure to install Updates, Releases, or Versions may impair Collexis Software or other Software functionality and Collexis is not responsible for addressing Errors that occur due to failure of Customer to install new Updates, Releases and Versions of the Collexis Software. Any Error attributable to a failure of Customer to install Updates, Releases, or Versions shall be deemed an Error not eligible for correction under 4.5(d) regardless of the functionality impairment experienced by Customer.

3.4
If requested by Collexis and agreed to in advance by Customer, Customer will provide Collexis with physical access to the System or remote access via a modem with the specifications required by Collexis if necessary for Support under this Agreement.

3.5	Customer will take good care in the use of the Collexis Software and implement procedures which will reasonably protect and backup the Collexis Software and related data.

4.	Procedures

4.1	Communication with respect to Support will take place between Collexis and the Support Employees mentioned in Article 3.1.

4.2
Requests for Support with respect to the use of the Collexis Software may be communicated to Collexis by e-mail or phone. Collexis will provide the relevant Support e-mail address and phone number to Customer.

4.3
Customer will report System Incidents to Collexis by e-mail, by means of a System Incident Report. Customer will provide all information and/or data that Collexis deems reasonably necessary, concerning the situation in which the System Incident occurred, to the extent of Customer’s knowledge.

4.4	After receipt of the System Incident Report, Collexis will e-mail a call number and priority to the Support Employee respecting the following priority definitions:
Priority 1: The Error disrupts the business. Collexis directly takes all commercially reasonable actions to solve the Error. Collexis will contact the Support Employee at least every 4 hours or as otherwise agreed to by both parties until the disruption is resolved;
Priority 2: The Error makes work difficult. Collexis immediately plans commercially reasonable actions attempt to solve the Error but will assign a lower priority than Priority 1 Errors;
Priority 3: Cosmetic Errors (e.g. errors that do not impact substance/functionality). These errors will be addressed by Collexis when commercially reasonable.

4.5	In case an Error has occurred, Collexis will take commercially reasonable steps to:
(a) correct the Error
(b) create a Workaround, or;
(c) provide a justification why a Workaround developed under Sub Article b. above will be the final solution, if correcting the Error is technically impossible or is not commercially justifiable, or;
(d) provide a justification why an Error is not eligible for correction.

4.6
Directly after an Error has been handled as described in Article 4.4, Collexis will report the Error handling result through e-mail to Customer including call number, the date the Error was handled and the solution that was applied.

5.	Location

5.1
Collexis will carry out Support within its premises unless the nature of the activities, as determined by Collexis, requires that these are carried out on Customer’s premises or elsewhere. In the latter case Collexis will consult Customer in advance. If Collexis carries out the above-mentioned activities elsewhere than on its own premises, travel and accommodation expenses will be payable to Collexis by Customer provided that advance approval is obtained from the Customer in writing.

6.	Exclusions

6.1	The Support & Maintenance Fees do not include the costs for:
(a) information carriers that Collexis has supplied to Customer during the execution of and according to this Agreement;
(b) waiting times, if an employee of Collexis is not immediately available to start the activities at the agreed time or cannot uninterruptedly carry them out, as a result of a cause attributable to Customer;
(c) support associated with the underlying Third Party Software (including operating system, internet and database software) or the underlying hardware supplied by third parties.

6.2	Support does not include:
(a) integration, installation and implementation of new Updates, Releases and Versions of the Collexis Software and integration, installation and implementation of additional modules of the Collexis Software;
(b) training Collexis Software users; or
(c) changed or updated Third Party Software in case this is not done by the respective Third Party Software provider(s) and provided to Customer by Collexis.

6.3
Customer is liable to Collexis for the costs of the services referred to above, if properly ordered by Customer Purchase Order and confirmed by Collexis Order Confirmation, at the agreed to rates and/or the prices for materials.

6.4	Collexis shall have no obligations to Support:
(a) Collexis Software that has been altered, damaged or modified or any portion of the Collexis Software incorporated with or into other Software without the prior written consent of Collexis;
(b) Software that is not the previous sequential Update, Release or Version or the then current Update, Release or Version available to Customer;
(c) Software Errors resulting from the misuse, negligence, abuse or misapplication of the System by Customer or its authorized employees and agents; or
(d) Collexis Software installed on any computer hardware that is not supported by Collexis or to which has been made changes without Collexis’ prior written consent.

6.5
All such Support services shall be performed in a diligent, effective and professional manner by professional employees skilled and trained to a level competent to perform all such services contemplated under this Agreement.

7.	Duration and Termination

7.1
This Agreement shall extend for the period defined in the Appendix “Special Conditions and License Fees” to the “Collexis License Agreement." Either party may prevent renewal of the Support Agreement by providing notice in writing at least three months prior to the start of the next renewal period.

7.2	In the event of material breach by Customer, Collexis may terminate this Support Agreement upon fifteen day written notice to and failure to cure the same by Customer.

8.	Rates and Payment

8.1	The Support & Maintenance Fees and their accompanying schedule of payment are specified in the Appendix “Special Conditions and License Fees” to the “Collexis License Agreement.”

9.	General

9.1	This Agreement is only valid if Customer has signed a Collexis License Agreement.

9.2	This Agreement may not be amended, except if in writing and signed by both parties.

9.3
The Collexis Terms and Conditions apply to this Agreement. In case of a contradiction or other inconsistency between the provisions of this Agreement and the Collexis Terms and Conditions, the provisions of this Agreement will prevail.

IN WITNESS of which the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Date: 6/13/07

Atlanta, Georgia	Place: Washington, DC

Collexis, Inc.	National Institutes of Health

/s/ Bill Kirkland	/s/ Karen D. Riggs

Bill Kirkland	By: Karen D. Riggs
Chief Executive Officer	Its: Contracting Officer, NLM 6/22/07

COLLEXIS STANDARD TERMS AND CONDITIONS

1.	Definitions

Agreement:	Any agreement between Collexis and Customer including these Terms and Conditions.

Bespoke Software:	Software in object code developed by Collexis specifically for Customer based on functional specifications drafted by Collexis or drafted by the Customer and accepted by Collexis.

Collexis:	Collexis, Inc., with its office at Five Concourse Parkway, Suite 3000, Atlanta, GA 30328, USA.

Fingerprint:	The result of abstracting a text item with the Collexis Software by Customer.

Collexis® Software:	The software in object code developed by Collexis, including, without limitation, and Updates, Versions and Releases issued by Collexis from time to time.

Category Definition:	List of weighted concepts developed by Customer to categorize Fingerprints.

Customer:	The company or organization that enters into an Agreement with Collexis.

Documentation:	The user documentation to the Collexis Software and any other Collexis literature or date supplied with the same purpose by Collexis.

Equipment:	A product or products in the area of computer hardware.

Error:
Any reproducible failure of the Collexis Software to conform, in all material respects, to its specifications set out in the Product Description or in specifications expressly agreed between the parties.

First Line Support:	The provision of limited assistance to the Support employees of Customer by telephone or in writing, including electronic mail, with respect to the installation and use of the Collexis Software.

Intellectual Property:
Any date including materials, notes, designs, models, technical data, ideas, research reports, and documentation; trade-secrets; know-how; products, processes, inventions, improvements and discoveries patentable or unpatentable; copyrights (registered or unregistered); and any other intellectual property rights, which are conceived and/or reduced to practice, in any country of the world relating to Product; “Intellectual Property” further includes any trademarks (registered or unregistered), service marks, trade names or other, similar designations of origin used in connection with Products and Collexis Software.

Order Confirmation:	The written confirmation of an order by Collexis that specifies in detail which Collexis Products the order concerns.

Product Description:	The product description made available by Collexis in which the Collexis® Software is described.

Products:	Collexis Equipment and Collexis Software.

Release:
Collexis Software and Documentation in which corrections to one or more Errors may be included and which is extended with functionality within the existing modules. New Releases are registered by means of a decimal figure (for example 1.2a).

Second Line Support:	(a) the investigation and correction of or provision of Workarounds for Errors in the Collexis Software and Documentation;
(b) the provision of Updates, Releases and Versions including instructions for the implementation of such modifications. New modules in Versions are not included;
(c) the updating of Collexis Software to the latest Update, Release or Version.

Software:	Any software, including the Bespoke Software and Third Party Software, other than the Collexis® Software.

Support Employees:	Sufficiently trained employees of Customer serving as the contact personnel for Collexis with respect to First Line Support and Second Line Support.

System:
The central processing unit and other hardware and operating software located at Customer or, if a hosting agreement is applicable, at a hosting party, on which the software and Collexis Software is to be run, including any replacement computer system Customer is permitted to use pursuant to the terms of this Agreement or the hosting party is permitted to use pursuant to the terms of a hosting agreement.

System Incident:	An Error identified by Customer.

System Incident Report:	A standard form provided by Collexis for the registration of System Incidents by Customer.

Terms and Conditions:	These standard terms and conditions of Collexis.

Thesaurus:	A structured dataset reflecting the domain specific knowledge used by the Collexis Software for generating Fingerprints.

Third Party Software:	The software in object code developed by third parties, which has been embedded in or has been directly used in association with the Collexis Software.

Update:	Collexis Software and Documentation in which corrections to one or more Errors are included. New Updates are registered by means of a letter (for example 1.1b).

Version:
Collexis Software and Documentation in which corrections to one or more Errors may be included and which may be extended with new functionality within existing modules may be extended and new modules are included. New Versions are registered by means of a new figure (for example 2.0a).

Workaround:	Bypass of a recognized problem in a System. A Workaround is typically considered a temporary fix if some functionality of the Collexis Software is impaired after the Workaround is applied.

2.	General Provisions

2.1
These Terms and Conditions shall apply to all Agreements and Order Confirmations under which Collexis supplies to Customer products and/or services of any nature. No deviation from these Terms and Conditions shall be valid unless expressly agreed in writing by both parties.

2.2	Any applicability of terms and conditions of Customer is rejected, unless these terms and conditions are accepted in writing by Collexis.

2.3
In the event of nullity or annulment of any provision of these Terms and Conditions, the other provisions hereof shall remain in full force and effect and Collexis and Customer shall consult together in order to agree on new provisions to replace the provisions that are null or, as the case may be, annulled, duly observing as much as possible the object and purport of the provision that is null or annulled.

3.	Terms of Payment

3.1
Collexis and Customer may agree to use pricing and payment terms contained in a purchase order supplied by Customer. Collexis will be deemed to accept the pricing and payment terms contained in such purchase order upon creation of the Order Confirmation based on such Purchase Order.

3.2
If any delivery, installation or the completion of any service is delayed by Customer, any associated costs will be paid by Customer according to the terms of an additional purchase order negotiated by the parties for the agreed upon amount thereof. Collexis, at its sole discretion, has the right to halt any installation or completion of any service so delayed by Customer upon written notice to Customer, until an additional purchase order and Order Confirmation for such agreed upon costs are paid by Customer. All deadlines, due dates, or project timelines imposed by Customer upon Collexis shall be shifted or expanded to accommodate the time required to negotiate an additional Purchase Order. The Customer is not obligated to pay such agreed upon costs unless a purchase order is issued that reflects the agreed upon costs. Collexis is not obligated to continue any installation or provision of any service so delayed by Customer unless Customer agrees to pay such agreed upon costs.

3.3	If Customer fails to pay timely an outstanding debt, Collexis can refuse to fulfill its obligations and can eventually suspend its guarantee, provision of services and support obligations.

4.	Retention of Title and Rights

4.1
Title to all Equipment supplied to Customer shall continue to be held by Collexis until all amounts payable by Customer with respect to the Equipment supplied or to be supplied under the Agreement, or the work done or to be done there under, have been paid under the terms agreed upon by Collexis and Customer.

4.2	No rights shall be granted or, as the case arises, transferred to Customer except on condition that the agreed considerations are paid under the terms agreed upon by Collexis and Customer.

5.	Specifications

5.1
Provided Collexis notifies Customer in advance, Collexis may deliver replacement or altered Equipment, Collexis Software, or Bespoke Software instead of the Equipment, Collexis Software, or Bespoke Software ordered by Customer, as long as the operation and capacity are not substantially different from the specifications of that originally ordered.

5.2
If data transmission rates concerning the Equipment are mentioned, they are always subject to the limitations that can be placed by an authorized governmental or other organization on the use of telecommunication lines or with respect to the availability of telecommunication equipment and lines.

6.	Care and use of the Equipment and Collexis Software

6.1
Customer will use the Equipment and Collexis Software in the manner described in the Product Description. Customer will supervise the correct use of the Equipment and Collexis Software (including any routine maintenance that will be carried out by Customer and any amendments or additions, made by Customer and authorized by Collexis) in such a way that agrees with the reasonable instructions that are or will be given.

6.2	Unless agreed otherwise in writing between the parties, Customer will provide backup facilities, restart procedures, and checks on accuracy and security of data.

7.	Intellectual Property Rights

7.1
All intellectual property, including, without limitation, the Collexis Software, Documentation, and Equipment, and rights thereto, provided by Collexis under the Agreement, other than the Fingerprints, Category Definitions, Thesaurus and Bespoke Software, is the sole property of Collexis or its licensors. Customer shall acquire only such licenses, rights of use and powers as are explicitly granted hereunder.

7.2
Customer is aware that the Collexis Software and Equipment provided contain confidential information and trade secrets of Collexis or Collexis licensors. Without prejudice to the provisions of Article 9, Customer undertakes to keep such Collexis Software and Equipment secret and not make third parties acquainted with them or grant their use to the same, and to use them only for the purpose for which they were placed at the Customer’s disposal, to the extent possible under Federal law, regulation and policy. The expression ‘third parties’ includes any such persons working in Customer’s organization who do not necessarily have to use the Collexis Software or Equipment.

7.3
Customer will not be permitted to remove from or change in the Collexis Software or Equipment any designation, if incorporated therein, concerning copyrights, trademarks, trade names or other Intellectual Property rights, including any indications concerning the confidential nature and secrecy of the Collexis Software.

7.4
Collexis will be permitted to take technical measures to protect the Collexis Software providing such measures are disclosed to and accepted by the Customer. If Collexis has secured the Collexis Software by means of some technical protection and obtained Customer approval, Customer will not be permitted to remove or evade such protection. Customer will not agree to measures that unnecessarily give Collexis insight into Customer’s operations and activities. If the protective measures result in Customer being unable to make a back-up copy of the Collexis Software, Collexis shall provide Customer with a back-up copy of the Collexis Software at the latter’s request.

7.5
Except where Collexis provides Customer with a back-up copy of the Software, Customer shall be entitled to keep, which must be understood to include ‘to make’, one single back-up copy of the Software. For the purposes hereof a back-up copy is a material object on which the Software is recorded for the sole purpose of replacing the original copy of the Software in the event of involuntary loss of possession or damage. The back-up copy must be an identical copy and always be labeled with the same labels, and bear the same indications, as the original.

7.6
Collexis shall indemnify Customer against any action at U.S. law based on the allegation that any Collexis Software developed by Collexis itself infringe(s) any intellectual or industrial property right provided the Customer: (a) gives Collexis prompt written notice of such claim; (b) gives permission to Collexis to manage the defense or settlement of such claim, in consultation with Customer; and (c) reasonably cooperates at the sole cost and expense of Collexis with Collexis in the resolution of such claim.

7.7
Customer agrees that if the use of the Collexis Software becomes, or is reasonably likely to become the subject of a patent or copyright infringement claim, it may, as its sole recourse and remedy request Collexis, at Collexis’ sole option, cost and expense to: (a) promptly procure for the Customer the right to continue to use the Collexis Software; (b) replace the Collexis Software with an alternative that functions substantially the same; or (c) modify the Collexis Software so that it becomes non-infringing, but in a manner which causes it to functional substantially the same prior to modification. If Collexis determines that none of the foregoing alternatives is reasonably available, then Collexis may terminate this Agreement and refund to Customer a pro-rata portion of the Support & Maintenance Fees as would be attributable to that part of the calendar month for which no further Support is provided by Collexis.

8.	Limitation of Liability

8.1
Customer shall report any alleged breach or damage to Collexis in writing within a reasonable time period which shall not exceed 60 days after Customer has knowledge of such breach or damage so that Collexis may have an opportunity to cure the same. UNDER NO CIRCUMSTANCES SHALL COLLEXIS’ TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO COLLEXIS FOR SUPPORT AND MAINTENANCE FEE IN THE TWELVE MONTHS PROCEEDING SUCH ALLEGED BREACH OR DAMAGE.

9.	Confidential information and Article prohibiting takeovers of staff

9.1
Except as specifically set forth in the Agreement and these Terms and Conditions, each party agrees not to use confidential information from the other party or to make available to a third party, unless it is impossible not to do so when conforming to these terms and conditions or under Federal law, regulation or policy. Collexis® Software is considered by Collexis to be confidential information of Collexis and is recognized as such by Customer. Data input by Customer will be treated as confidential by Collexis and remains the property of the Customer. If Customer so desires, Collexis is prepared to sign a mutually acceptable declaration of confidentiality from Customer.

9.2
Neither party shall, for the duration of the Agreement and for six months after termination thereof, take on any employees of the other party who were involved in the execution of the Agreement, or have such employees work for the same either directly or indirectly, unless after proper businesslike consultation with the other party has taken place.

10.	Termination

10.1
Collexis and Customer may agree to use termination terms contained in a purchase order supplied by Customer. Collexis will be deemed to accept the termination provisions contained in such purchase order upon creation of the Order Confirmation based on such purchase order.

11.	Force Majeure

11.1
Neither party shall be bound to meet any obligation if prevented from doing so as a consequence of force majeure. The expression ‘force majeure’ shall include, but not be limited, to the outbreak of war or diseases, strikes, natural disasters, or government regulation preventing contractor performance.

11.2
If a situation of force majeure has lasted for more than ninety days, the parties shall be entitled to terminate the Agreement by rescinding it in writing. In that case any performance which has already taken place pursuant to the Agreement shall be settled proportionately without either party being thereafter indebted to the other in any other amount.

12.	General

12.1
Collexis may at all time transfer its rights resulting from the Agreement with Customer providing novation procedures specified in Federal Acquisition Regulations 41.12 are followed. Customer may only transfer its rights resulting from the Agreement after written approval of Collexis. Such consent will not be delayed or withheld from Customer on unreasonable grounds.

12.2
All notifications within the context of the Agreement from the one party to the other party will be addressed to the respective addresses of the parties as recorded on the Order Confirmation or as supplied by the one party to the other.

12.3	The Agreements shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with applicable U.S. Federal law.